Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-249438 and 333-248227) on Form S-8 and Registration Statements (Nos. 333-268215 and 333-264860) on Form S-3 of our report dated March 10, 2023, relating to the consolidated financial statements of Blue Ridge Bankshares, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K of Blue Ridge Bankshares, Inc. for the year ended December 31, 2022.

/s/ Elliott Davis, PLLC

Raleigh, North Carolina

March 10, 2023